Exhibit 99.1

Volcon ePowersports Reports Operational Highlights and Fourth Quarter 2024 Financial Results

AUSTIN, TX (March 17, 2025) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'', the “Company” or “we”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the quarter ended December 31, 2024

Company Highlights:

•	Signed exclusive golf cart distribution agreement with Super Sonic Company Ltd.
•	Signed golf cart supply agreement with Venom-EV
•	Launched the HF1 UTV in the fourth quarter of 2024
•	Received the first prototypes of the FT1 dual sport motorcycle
•	Raised $19.5 million in February 2025 from our At the Market and Equity Offerings
•	Announced share repurchase program in March 2025 for up to $2 million

As previously announced, in January 2025 we signed an agreement to be the exclusive distributor of Super Sonic Company Ltd.’s (“Super Sonic”) golf carts in the U.S. Super Sonic is also our supplier for the MN1 Adventurer and MN1 Tradesman and manufactures their golf carts in Vietnam which currently has a 2.5% tariff compared to China’s tariffs of 150% or more.

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Also as previously announced, in February 2025 we signed a golf cart supply agreement with Venom-EV LLC (“Venom”) to supply Venom golf carts. Venom has placed an initial purchase order for $2.4 million.

In the fourth quarter of 2024 we received the first HF1 UTV shipment which has a single row bench seat and a dump bed. We completed testing and began selling the HF1 in December 2024.

We received the first prototypes of our next generation motorcycle, the FT1, in February 2025 and we are currently performing testing and will undergo regulatory compliance testing in the second quarter of 2025. We expect this model to be available in the third quarter of 2025.

In November 2024 we initiated an At the Market (“ATM”) equity offering. Through February 4, 2025, we raised net proceeds totaling $9.1 million from the ATM. On February 6, 2025, we raised net proceeds of $10.7 million from a registered offering of 6,000,000 units. Each of these units was sold at $2 per unit and each unit included one share of common stock (or pre-funded warrant) and a warrant to purchase one share of the Company’s common stock at $2.00 per share.

In March 2025 the board of directors authorized a share repurchase program whereby the Company can repurchase up to $2 million of its common stock at the Company’s discretion. The share repurchase program expires in March 2026.

John Kim, CEO, notes “the Company has substantially changed over the last 12 months. We have significantly improved our balance sheet; we have no debt and have cash that we expect will allow us to operate into 2026. We have revamped our product line and will continue to look for new products to complement our existing products. The supplier and exclusive distribution agreements with Super Sonic will allow us to avoid the high tariffs that other golf cart OEMs are facing with products coming from China. The supply agreement and initial purchase from Venom is the first of what we hope are many more to come. It has been a lot of work to move the Company forward and I want to recognize the dedication of our employees who have embraced these changes to put us in a position to be successful”

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Financial highlights:

	3 Months Ended			Years Ended December 31,
GAAP	December 31, 2024	September 30, 2024	June 30, 2024	2024	2023
Revenue	$986,916	$1,075,864	$940,863	$4,037,191	$3,260,988
Cost of goods sold	(3,138,559)	(10,294,720)	(3,113,429)	(18,168,288)	(11,391,040)
Gross Margin	(2,151,643)	(9,218,856)	(2,172,566	(14,131,097)	(8,130,052)

Sales & Marketing	774,026	470,692	543,671	2,548,953	7,405,705
Product Development	519,483	528,352	805,550	2,668,330	7,868,985
General & Administrative	1,660,627	1,916,712	2,007,514	7,665,647	6,388,007
Total Operating Expenses	2,954,136	2,915,756	3,356,735	12,882,930	21,662,697
Loss from Operations	(5,105,779)	(12,134,612)	(5,529,301)	(27,014,027)	(29,792,749)
Other Income (Expense)	(111,590)	(1,503,866)	4,922,883	(18,496,282)	(15,278,462)

Net loss	$(5,217,369)	$(13,638,478)	$(606,418)	$(45,510,309)	$(45,071,211)

The financial results presented herein are subject to change pending completion of the audit of the annual financial statements.

•	Revenue: The Company’s revenue for the fourth quarter of 2024 was $0.9 million compared to the third quarter which was $1.1 million, and the second quarter which was $0.9 million. Revenue for the fourth quarter includes Brat revenue of $0.4 million, Grunt EVO revenue of $0.3 million and $0.2 million for the adjustment of expired dealer rebates. Third quarter revenue includes Brat revenue of $0.3 million, Grunt EVO revenue of $0.3 million, Stag revenue of $0.1 million and $0.1 million for the adjustment of expired dealer rebates. Revenue for the second quarter includes Brat revenue of $0.2 million, Grunt EVO revenue of $0.3 million, Stag revenue of $0.2 million and Volcon Youth motorcycle revenue of $0.2 million.

•	Cost of Goods Sold: Included in cost of goods sold for the fourth quarter is a charge of $2.5 million for the termination of the Stag and EVO supply agreements, offset by a reduction in the settlement for Torrot of 0.7 million and a charge for the write down of Grunt EVO finished goods of $0.3 million. Included in cost of goods sold for the third quarter is a charge of $8.7 million for the write-off of Stag parts inventory and prepaid deposits and $0.5 million for the write down of Grunt EVO finished goods inventory. Included in cost of goods sold for the second quarter is a charge of $1.1 million for a settlement agreement with a vendor who supplied certain suspension components for the Stag. Cost of goods sold for the second quarter also includes a charge of $0.4 million for the write-off of Stag tooling due to the limited profit expected on the Stag resulting in an impairment on the recovery of these costs. Absent the adjustments noted above, the Company’s gross margin is trending close to break even.

•	Operating Expenses: Our sales and marketing costs decreased in the third quarter as we were realigning our sales and marketing efforts and we increased our sales team in the fourth quarter to expand our dealer network and increase sales. Our product development costs declined since we no longer develop our vehicles which reduced prototype costs and payroll costs due to lower headcount requirements. Our general and administrative costs have declined in the fourth quarter due to lower headcount, an adjustment for estimated franchise tax expense and a decrease in insurance premiums that renewed in the quarter. The Company continues to focus on reducing operating costs while continuing to make investments in product sourcing and our sales team to continue to build our dealer network to generate sales of our new products.

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Net loss: Net loss in the fourth quarter includes the recognition of a loss of $0.1 million for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income.

Net loss for the third quarter includes the recognition of a gain of $0.1 million for warrants issued in our November 2023 public offering and a loss on repayment of debt of $1.5 million for the repayment of notes issued in May 2024 that were repaid with proceeds from our July 2024 equity offering and interest expense of $0.1 million primarily for these notes.

Net loss in the second quarter includes the recognition of a gain of $5.1 million for warrants issued in our November 2023 public offering and interest expense of $0.2 million primarily for the notes issued in May 2024.

•	Adjusted EBITDA: Adjusted EBITDA for each quarter represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, and the loss/gain on warrant liabilities. The Company’s adjusted EBITDA for the fourth quarter was a loss of $5.0 million compared to the third quarter loss of $12.1 million and compared to the second quarter loss of $5.1 million. See “Non-GAAP Reconciliation” below.

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023 and sold out in March 2025. The Brat is Volcon's first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. In 2024, Volcon entered the rapidly expanding LUV and UTV market and shipped its first production MN1 unit in October 2024. The new MN1 and HF1 products empower the driver to explore the outdoors in a new and unique way that gas-powered units cannot. They offer the same thrilling performance of a standard LUV / UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

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NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA:

Adjusted EBITDA	3 Months Ended			Year Ended December 31,
	December 31, 2024	September 30, 2024	June 30, 2024	2024	2023
Net loss	$(5,217,369)	$(13,638,478)	$(606,418)	$(45,510,309)	$(45,071,211)
Share-based compensation expense	15,079	10,053	287,751	310,961	2,627,925
Depreciation and amortization expense	92,568	72,332	99,517	362,138	249,207
Interest expense	33,417	83,334	196,997	643,716	4,969,590
Issuance costs	–	–	–	–	1,444,547
Loss from conversion and exchange of convertible notes				1,647,608	22,296,988
Loss on repayment of May 2024 Notes	–	1,470,554	–	1,470,554	–
(Gain) loss on change in fair value of derivative liabilities	94,413	(53,724)	(5,111,291)	14,768,385	(13,473,218)
Adjusted EBITDA	$(4,981,892)	$(12,055,929)	$(5,133,444)	$(26,306,947)	$(26,956,172)

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Whether manufacturers of new products can deliver new models on a timely basis and whether such products can pass regulatory compliance and testing, whether tariffs will change for products manufactured for us in foreign countries, whether we can continue to reduce costs and whether we have sufficient cash to operate into 2026. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

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